EXHIBIT 21

DISH DBS CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of June 30, 2011

	State or Country	Name Doing
Subsidiary	of Incorporation	Business As
DISH Network L.L.C.	Colorado	DNLLC
DISH Operating L.L.C.	Colorado	SATCO
Echosphere L.L.C.	Colorado	Echosphere
Dish Network Service L.L.C.	Colorado	DNSLLC